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                                                                        11/15/94
                                CREDIT AGREEMENT


     This Credit Agreement (as amended or modified and in effect from time to time, this "AGREEMENT"), dated as of September 30, 1994, is between BMC Industries, Inc., a Minnesota corporation (the "COMPANY"), and NBD Bank, N.A. (the "BANK"). The parties hereto agree as follows:

1.   DEFINITIONS

     "ACQUISITION" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

     "BUSINESS DAY" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Rate Loans, a day other than Saturday or Sunday on which banks are open for business in Chicago and New York and on which dealings in United States dollars are carried on in the offshore interbank market and (ii) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago.

     "CAPITALIZED LEASE" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles consistently applied.

     "CAPITALIZED LEASE OBLIGATIONS" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with generally accepted accounting principles consistently applied.

     "COMMITMENT" means the obligation of the Bank to make Loans not exceeding $10,000,000 at any one time outstanding, as such amount may be modified from time to time.

     "CONSOLIDATED NET INCOME" means the net income of the Company and its Subsidiaries on a consolidated basis after excluding the sum of (i) any net losses or any undistributed net income of any minority interest held by the Company, (ii) the gain or loss resulting from the sale of any capital assets other than in the ordinary course of business, (iii) extraordinary or non-recurring gains or losses, provided they


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are identified as such in the Company's audited financial statements and (iv)
any gain resulting from any write-up of assets.

     "CONTINGENT OBLIGATION" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit; provided that, (a) with respect to the Company, its obligations under that certain Pledge Declaration made to Deutsche Bank AG dated September 23, 1994, and any extension, increase, substitution or replacement therefor, (b) obligations of the Company or any Subsidiary to reimburse the issuer of any letter of credit issued in connection with any obligation of the Company, and (c) any transaction described in Section 6.7 (vii), shall in each case not be a Contingent Obligation hereunder.

     "CORPORATE BASE RATE" means a rate per annum equal to the corporate base rate of interest announced by the Bank from time to time, changing when and as said corporate base rate changes.

     "DEFAULT" means an event described in Section 7.

     "DOMESTIC SUBSIDIARY" means any Subsidiary that is organized under the laws of the United States of America or a jurisdiction thereof and that conducts substantially all of its business and has substantially all of its property within the United States of America.

     "EURODOLLAR BASE RATE" means, with respect to a Eurodollar Rate Loan for the relevant Eurodollar Interest Period, the rate determined by the Bank to be the rate at which deposits in U.S. dollars are offered by the Bank to first-class banks in the offshore interbank market at approximately 10 a.m. (Central
Time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of the relevant Eurodollar Rate Loan and having a maturity approximately equal to such Eurodollar Interest Period.

     "EURODOLLAR INTEREST PERIOD" means, with respect to a Eurodollar Rate Loan, a period of one, two, three or six months commencing on a Business Day selected by the Company pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the

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next succeeding Business Day, provided, however, that if said next succeeding
Business Day falls in a new month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

     "EURODOLLAR RATE" means, with respect to a Eurodollar Rate Loan for each day during the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to that Eurodollar Interest Period divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to that Eurodollar Interest Period plus (ii) (a) 0.50% per annum during any period the ratio described in Section 6.10 is not greater than .35 to 1.0; (b) 0.60% per annum during any period the ratio described in Section 6.10 is greater than .35 to 1.0 and not greater than .50 to 1.0; and (c) 0.75% per annum during any period the ratio described in Section 6.10 is greater than .50 to 1.0. The Eurodollar Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

     "EURODOLLAR RATE LOAN" means a Loan that bears interest at the Eurodollar Rate.

     "FLOATING RATE" means a rate per annum equal to the Corporate Base Rate.

     "FLOATING RATE LOAN" means a Loan that bears interest at the Floating Rate.

     "FOREIGN SUBSIDIARY" means a Subsidiary which is not a Domestic Subsidiary.

     "INDEBTEDNESS" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the purchase price of property or services deferred beyond 12 months (other than accounts payable and accrued expenses arising in the ordinary course of such Person's business payable on terms customary in the trade, obligations to then current or former employees of the Company or any Subsidiary, and obligations in settlement of claims made by Eagle Industries/Armorlite), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, and other such instruments, except for any such instruments representing obligations (a) to then current or former employees of the Company or any Subsidiary, (b) in settlement of claims made by Eagle Industries/Armorlite, and (c) any such instrument representing any reimbursement obligation under a letter of credit excluded from the definition of Contingent Obligations, (v) Capitalized Lease Obligations, and (vi) Contingent Obligations. For the purpose of computing the "Indebtedness" of any Person, there shall be excluded any particular Indebtedness to the extent that, upon or prior to the maturity thereof, there shall have been deposited with the proper depositary in trust the necessary funds (or evidences of such Indebtedness, if permitted by the instrument creating such Indebtedness) for the payment, redemption or satisfaction of such Indebtedness; and thereafter such funds and evidences of Indebtedness so deposited shall not be included in any computation of the assets of such Person. Any determination of "Indebtedness" provided to be for the Company and its Subsidiaries

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on a consolidated basis in accordance with generally accepted accounting principles consistently applied shall require the elimination of all inter-company items.

     "INTEREST COVERAGE RATIO" means, as of any date of determination and calculated for the period of four consecutive fiscal quarters ended as at such date, the ratio of (i) the sum of (a) Consolidated Net Income plus (b) Interest Expense plus (c) income taxes, to (ii) Interest Expense, all determined for the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

     "INTEREST EXPENSE" means, for any period of calculation and without duplication, all interest, whether paid in cash, accrued as a liability or capitalized, on Indebtedness during such period, all calculated for such period for the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

     "LENDING INSTALLATION" means any office, branch, subsidiary or affiliate of the Bank.

     "LIEN" means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest under a Capitalized Lease or analogous instrument, in, of or on any Person's assets or properties in favor of any other Person.

     "LOAN" means any loan made by the Bank to the Company pursuant to this Agreement and the Note.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, properties, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) the validity or enforceability of any material provision of this Agreement.

     "NET WORTH" means the sum of retained earnings, stockholders' common equity, preferred stock, plus minority interests, minus treasury stock determined for the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

     "NOTE" means a promissory note in substantially the form of Exhibit "A" hereto, duly executed and delivered to the Bank by the Company, including any amendment, modification, renewal or replacement of such promissory note.

     "OBLIGATIONS" means all unpaid principal of and accrued and unpaid interest on the Note, all accrued and unpaid facility fees and all other obligations of the Company to the Bank arising under this Agreement and the Note.

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     "PERSON" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

     "RATE OPTION" means the Eurodollar Rate or the Floating Rate.

     "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "RESERVE REQUIREMENT" means with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities (in the case of Eurodollar Rate Loans).

     "REVOLVING CREDIT TERMINATION DATE" means September 30, 1996.

     "SECTION" means a numbered section of this Agreement, unless another document is specifically referenced.

     "SUBSIDIARY" means any corporation more than 50% of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries, or any similar business organization which is so owned or controlled.

     "TOTAL CAPITALIZATION" means the sum of Net Worth plus Indebtedness determined for the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

     "UNMATURED DEFAULT" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

2.   THE LOANS

     2.1. THE LOANS. From and including the date of this Agreement and prior to the Revolving Credit Termination Date, the Bank agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Company from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of the Commitment. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow at any time prior to the Revolving Credit Termination Date. The Loans may be Floating Rate Loans or Eurodollar Rate Loans, or a combination thereof, selected by the Company in accordance with
Section 2.3.  The Loans shall be repaid

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in full on the Revolving Credit Termination Date.  The Bank may book the Loans at any Lending Installation. The Company may from time to time pay all outstanding Floating Rate Loans, or any portion of the outstanding Floating Rate Loans, without penalty or premium. A Eurodollar Rate Loan may not be paid prior to the last day of the applicable Eurodollar Interest Period.

     2.2. FACILITY FEES AND REDUCTION OF THE COMMITMENT. The Company agrees to pay to the Bank a facility fee of the per annum percentages set forth below on the daily unborrowed amount of the Commitment from the date hereof to and including the Revolving Credit Termination Date, payable in arrears on the last day of each calendar quarter hereafter and on the Revolving Credit Termination Date. The per annum percentage applicable to the determination of the foregoing facility fee shall be:

          (i) 0.15% during any period the ratio described in Section 6.10 is not greater than .35 to 1.0;

          (ii) 0.175% during any period the ratio described in Section 6.10 is greater than .35 to 1.0 and not greater than .50 to 1.0; and

          (iii) 0.20% during any period the ratio described in Section 6.10 is not greater than .50 to 1.0;

The Company may permanently reduce the Commitment in whole, or in part, in integral multiples of $1,000,000 upon at least ten Business Days' written notice to the Bank, which shall specify the amount of any such reduction, provided, however, that the amount of the Commitment may not be reduced below the outstanding principal amount of the Loans. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Bank to make Loans hereunder.

     2.3. METHOD OF SELECTING RATE OPTIONS AND EURODOLLAR INTEREST PERIODS. The Company shall select the Rate Option and Eurodollar Interest Period, if any, applicable to each Loan from time to time. The Company shall give the Bank irrevocable borrowing notice (in accordance with Section 2.5 below) not later than 10:00 a.m. (Central Time) on the borrowing date of each Floating Rate Loan and three Business Days before the borrowing date for each Eurodollar Rate Loan, specifying:

          (i) the borrowing date, which shall be a Business Day, of such Loan,

          (ii)    the aggregate amount of such Loan,

          (iii)   the Rate Option selected for such Loan, and

          (iv) in the case of each Eurodollar Rate Loan, the Eurodollar Interest Period applicable thereto.

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Each Eurodollar Rate Loan shall bear interest from and including the first day of the Eurodollar Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the interest rate determined as applicable to such Eurodollar Rate Loan. If at the end of a Eurodollar Interest Period for an outstanding Eurodollar Rate Loan, the Company has failed to select a new Rate Option or to pay such Eurodollar Rate Loan, then such Loan shall be converted to a Floating Rate Loan on and after the last day of such Eurodollar Interest Period until paid or until the effective date of a new Rate Option with respect thereto selected by the Company. An outstanding Floating Rate Loan may be converted to a Eurodollar Rate Loan at any time subject to the notice provisions applicable to the type of Loan selected. The Company may not select a Eurodollar Rate for a Loan if there exists a Default or Unmatured Default hereunder. The Company shall not select a Eurodollar Interest Period which would end after the Revolving Credit Termination Date. Each Eurodollar Rate Loan shall be in the minimum amount of $1,000,000.

     2.4. METHOD OF PAYMENT. All payments of principal, interest, and fees hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Bank at the Bank's address specified pursuant to Section 13, or at any other Lending Installation of the Bank specified in writing by the Bank to the Company, by noon (local time) on the date when due. The Bank is hereby authorized to charge the account of the Company maintained with the Bank for each payment of principal, interest and fees as it becomes due hereunder.

     2.5. THE NOTE; TELEPHONIC NOTICES. The Bank is hereby authorized to record the principal amount of each of the Loans and each repayment on the schedule attached to its Note provided, however, that the failure to so record shall not affect the Company's obligations under the Note. The Company hereby authorizes the Bank to extend Loans and effect Rate Option selections based on telephonic notices made by any person or persons the Bank in good faith believes to be acting on behalf of the Company. The Company agrees to deliver promptly to the Bank a written confirmation, if such confirmation is requested by the Bank, of each telephonic notice signed by an authorized officer of the Company. If the written confirmation differs in any material respect from the action taken by the Bank, the records of the Bank shall govern absent manifest error.

     2.6. INTEREST PAYMENT DATES; INTEREST BASIS. Interest accrued on a Eurodollar Rate Loan shall be payable on the last day of its applicable Eurodollar Interest Period and on any date on which the Eurodollar Rate Loan is paid or prepaid, whether due to acceleration or otherwise. Interest accrued on each Eurodollar Rate Loan having a Eurodollar Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Eurodollar Interest Period. Interest accrued on a Floating Rate Loan shall be payable on the last day of each calendar quarter hereafter and on any date on which the Floating Rate Loan is paid or prepaid, whether due to acceleration or otherwise. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount

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paid if payment is received prior to noon (local time) at the place of payment.
If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.7. TERMINATION OF PRIOR AGREEMENT. This Agreement and the Note replace and supersede the letter agreement between the Company and the Bank, dated October 29, 1993 (the "LETTER AGREEMENT") and any promissory notes issued in connection therewith. The Company and the Bank agree that, upon the execution hereof, the Letter Agreement is hereby terminated and cancelled.

3.   CHANGE IN CIRCUMSTANCES

     3.1. YIELD PROTECTION. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance of the Bank with such,

     (i) subjects the Bank or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Company (excluding taxation of the overall net income of the Bank or applicable Lending Installation), or changes the basis of taxation of payments to the Bank in respect of its Loans or other amounts due it hereunder, by an amount deemed material by the Bank, or

     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Loans), by an amount deemed material by the Bank, or

     (iii) imposes any other condition the result of which is to increase the cost to the Bank or any applicable Lending Installation of making, funding or maintaining Loans or reduces any amount receivable by the Bank or any applicable Lending Installation in connection with Loans, or requires the Bank or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest received by it, by an amount deemed material by the Bank, or

     (iv) affects the amount of capital required or expected to be maintained by the Bank or its Lending Installation or any corporation controlling the Bank and the Bank determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to

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            make Loans hereunder or of commitments of this type, by an amount deemed material by the Bank,

then, within 15 days of demand by the Bank, the Company shall pay the Bank that portion of such increased expense incurred (including, in the case of Section
3.1 (iv), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account the Bank's policies as to capital adequacy) or reduction in an amount received which the Bank determines is attributable to making, funding and maintaining its Loans and its Commitment.

     3.2. AVAILABILITY OF RATE OPTIONS. If the Bank determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Bank determines that (i) deposits of a type and maturity appropriate to match fund Eurodollar Rate Loans are not available to it or (ii) a Rate Option does not accurately reflect the cost of making or maintaining a Loan at such Rate Option, then the Bank may suspend the availability of the affected Rate Option and require any Eurodollar Rate Loans outstanding under an affected Rate Option to be repaid or converted to an unaffected Rate Option.

     3.3. FUNDING INDEMNIFICATION. If any payment of a Eurodollar Rate Loan occurs on a date which is not the last day of the applicable Eurodollar Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Rate Loan is not made on the date specified by the Company for any reason other than default by the Bank, the Company will indemnify the Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Rate Loan.

     3.4. BANK STATEMENTS; SURVIVAL OF INDEMNITY. To the extent reasonably possible, the Bank shall designate an alternate Lending Installation with respect to Eurodollar Rate Loans to reduce any liability of the Company to the Bank under Section 3.1 or to avoid the unavailability of a Rate Option under
Section 3.2, so long as such designation is not disadvantageous to the Bank.
The Bank shall deliver a written statement as to the amount due, if any, under
Section 3.1 or 3.3. Such written statement shall set forth in reasonable detail the calculations upon which the Bank determined such amount and shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though the Bank funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Company of the written statement. The obligations of the Company under Sections 3.1 and 3.3 shall survive payment of the Obligations and termination of this Agreement.

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4.   CONDITIONS PRECEDENT

     4.1. INITIAL LOAN. The Bank shall not be required to make the initial Loan hereunder unless the Company has furnished to the Bank such opinions of counsel, certificates of incumbency, resolutions, by-laws and articles of incorporation as the Bank may reasonably request.

     4.2. EACH LOAN. The Bank shall not be required to make any Loan, unless on the applicable borrowing date (i) there exists no Default or Unmatured Default, (ii) the representations and warranties contained in Article V are true and correct as of such borrowing date except that the reference to financial statements in Section 5.4 shall be deemed to refer to the financial statements then most recently furnished to the Bank hereunder, and the reference to financial statements in Section 5.5 shall include all financial statements then previously furnished to the Bank under Section 6.1, and (iii) all material legal matters incident to the making of such Loan shall be reasonably satisfactory to the Bank and its counsel. The Bank may require a certificate of compliance with the conditions described in Sections 4.2(i) and (ii) from an officer of the Company as a condition to making any Loan hereunder.

5.   REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Bank that:

     5.1. CORPORATE EXISTENCE AND STANDING. Each of the Company and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to have such authority would not have a Material Adverse Effect.

     5.2. AUTHORIZATION AND VALIDITY. The Company has the corporate power and authority and legal right to execute and deliver this Agreement and the Note and to perform its obligations thereunder. The execution and delivery by the Company of this Agreement and the Note and the performance of its obligations thereunder have been duly authorized by all necessary corporate proceedings, and this Agreement and the Note each constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     5.3. NO CONFLICT; GOVERNMENT CONSENT. Neither the execution and delivery by the Company of this Agreement and the Note, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any Subsidiary or the Company's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Company or any Subsidiary is a party or is subject, or by

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which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Agreement or the Note.

     5.4. FINANCIAL STATEMENTS. The June 30, 1994 consolidated financial statements of the Company and the Subsidiaries heretofore delivered to the Bank were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and the Subsidiaries at such date and the consolidated results of their operations for the period then ended.

     5.5. LITIGATION AND CONTINGENT OBLIGATIONS. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any Subsidiary which might have a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings which has or may become a Contingent Obligation, the Company has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     5.6. REGULATION U. Margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) constitutes less than 25% of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

     5.7. COMPLIANCE WITH LAWS. The Company and its Subsidiaries have complied in all materials respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties.

6.   COVENANTS

     During the term of this Agreement, unless the Bank shall otherwise consent in writing:

     6.1. FINANCIAL REPORTING. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Bank:

     (i) Within 90 days after the close of each of its fiscal years occurring after the date hereof, an unqualified (except for qualifications relating to

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            changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Company's independent certified public accountants) audit report certified by independent certified public accountants, acceptable to the Bank, prepared in accordance with generally accepted accounting principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows.

     (ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years occurring after the date hereof, for itself and the Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by an officer of the Company.

     (iii) Together with the financial statements required hereunder, a compliance certificate signed by a financial officer of the Company showing the calculations necessary to determine compliance with Sections 6.9, 6.10 and 6.11 of this Agreement and stating that no Default or Unmatured Default existed as of the date of the corresponding financial statement, or if any Default or Unmatured Default existed as of the date of the corresponding financial statement, stating the nature and status thereof.

     (iv) Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

     (v) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Company or any Subsidiary files with the Securities and Exchange Commission.

     (vi) Such other information (including non-financial information) as the Bank or any Bank may from time to time reasonably request.

     6.2. USE OF PROCEEDS. The Company will, and will cause each Subsidiary to, use the proceeds of the Loans for general corporate purposes. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any "margin stock" (as defined in Regulation U) in excess of that which would be permitted under Section 5.6.

     6.3. CONDUCT OF BUSINESS. The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or at the time any such Subsidiary is created or acquired and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except that the Company may dissolve a Subsidiary if such dissolution would not have a Material Adverse Effect.

     6.4. TAXES. The Company will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

     6.5. COMPLIANCE WITH LAWS. The Company will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

     6.6. MERGER. The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except to the extent the Company or any Subsidiary is the surviving entity and except that a Subsidiary may merge with the Company or a wholly-owned Subsidiary; provided that, as a result of any merger involving the Company the Company is the survivor and immediately prior to and immediately after any such merger there shall be no Default or Unmatured Default hereunder.

     6.7. LIENS. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the property of the Company or any Subsidiary, except:

     (i) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings.

     (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens, deposits, pledges or liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations or surety or appeal bonds and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

     (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

     (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or the Subsidiaries.

     (v)    Liens existing on the date hereof.

     (vi) Liens of or resulting from any judgments or awards in an amount not exceeding $5,000,000, in the aggregate, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or any Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured.

     (vii) Liens which may be deemed to exist on notes, drafts or instruments received in payment of trade receivables owing to any Foreign Subsidiary which are sold or otherwise negotiated by such Foreign Subsidiary with recourse.

     (viii) Liens securing Indebtedness of a Subsidiary to the Company or to a Subsidiary.

     (ix) Liens incurred after the date hereof given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of fixed assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the property acquired, constructed or improved and (ii) at the time of acquisition, construction or improvement of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Subsidiary shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition, construction or improvement of such fixed assets (as determined in good faith by the Board of Directors of the Company).

     (x) Any Lien on any asset existing at the time such asset is acquired by the Company or one of its Subsidiaries or is merged into or consolidated with the Company or one of its Subsidiaries and not created in contemplation of such event and any extension, renewal or replacement Lien arising out of the extension, renewal or replacement of the related obligation secured by such Lien, so long as any such replacement Lien does not extend to property not covered by the Lien replaced or renewed.

     6.8. NOTICE OF DEFAULT. The Company will, and will cause each Subsidiary to, give prompt notice in writing to the Bank of the occurrence of any Default or Unmatured Default.

     6.9. INTEREST COVERAGE RATIO. As at the end of each fiscal quarter of the Company, the Interest Coverage Ratio shall not be less than 2.5 to 1.0.

     6.10. INDEBTEDNESS TO TOTAL CAPITALIZATION RATIO. As at the end of each fiscal quarter of the Company, the ratio of Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied to Total Capitalization shall not be greater than .55 to 1.0.

     6.11. MINIMUM NET WORTH. As at the end of each fiscal quarter of the Company, the Net Worth shall be at least $60 million plus 50% of aggregate Consolidated Net Income earned after December 31, 1994.

7.   DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

     7.1. Any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary to the Bank under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or the Note shall be materially false on the date as of which made.

     7.2. Nonpayment of principal of the Note when due, or nonpayment of interest upon the Note or of any facility fee or other obligations under this Agreement or the Note within five days after the same becomes due.

     7.3. The breach by the Company of any of the terms or provisions of Sections 6.6 through 6.11.

     7.4. The breach by the Company (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Bank.

     7.5. Failure of the Company or any Subsidiary to pay any Indebtedness equal to or exceeding $1,000,000 in the aggregate when due; or the default by the Company or any Subsidiary in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause such Indebtedness to become due prior to its stated maturity, or which continues unwaived for a period of 30 days or more after it first becomes known to any officer of the Company and the effect of which as of the end of such period is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Company or any Subsidiary shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Company or any Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

     7.6. The Company or any Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

     7.7. Without the application, approval or consent of the Company or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary or any substantial part of its property, or a proceeding described in Section 7. 6 (iv) shall be instituted against the Company or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

8.   ACCELERATION AND REMEDIES

     8.1. ACCELERATION. If any Default described in Section 7.6 or 7.7 occurs with respect to the Company, the obligations of the Bank to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due
and payable without any election or action on the part of the Bank.   If any
other Default occurs, the Bank may terminate or suspend the obligations of the Bank to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives.

     8.2.   PRESERVATION OF RIGHTS.   No delay or omission of the Bank to
exercise any right under this Agreement or the Note shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Company to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of this Agreement or the Note whatsoever shall be valid unless in writing signed by the Bank and then only to the extent in such writing specifically set forth. All remedies contained in this Agreement and the Note or by law afforded shall be cumulative and all shall be available to the Bank until the Obligations have been paid in full.

9.   GENERAL PROVISIONS

     9.1. SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Company contained in this Agreement shall survive delivery of the Note and the making of the Loans herein contemplated.

     9.2. TAXES. Any taxes (excluding income taxes) or other similar assessments or charges payable or ruled payable by any governmental authority in respect of this Agreement and the Note shall be paid by the Company, together with interest and penalties, if any.

     9.3. EXPENSES; INDEMNIFICATION. Upon any acceleration of the Obligations in accordance with Section 8.1, or if the Company shall fail to pay on principal Obligations after its due date, the Company shall reimburse the Bank for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Bank, which attorneys may be employees of the Bank) paid or incurred by the Bank in connection with the preparation, review, execution, delivery, amendment, modification, administration, collection and enforcement of this Agreement and the Note; provided that, the Company shall also reimburse the Bank up to a maximum amount of $1,500 for such costs incurred by the Bank in connection with the preparation, review and execution of this Agreement and the Note promptly after execution and delivery of this Agreement by the Bank and the Company and receipt by the Company of copies of invoices for such outside legal services. The Company further agrees to indemnify the Bank, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefore whether or not the Bank is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the Note, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder; provided, however, the Company shall have no obligation to indemnify the Bank for its losses arising as a result of the Bank's negligence or willful misconduct. The obligations of the Company under this Section shall survive the termination of this Agreement.

     9.4. CHOICE OF LAW. THIS AGREEMENT AND THE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF MICHIGAN, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     9.5. SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement and the Note shall be binding upon and inure to the benefit of the Company and the Bank and their respective successors and assigns, except that the Company shall not have the right to assign its rights or obligations under this Agreement or the Note. The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities participating interests in any Loan, the Note or the Commitment. The Bank may, with the consent of the Company, which consent shall not be unreasonably withheld, assign to one or more banks or other entities all or any part of its rights and obligations under this Agreement or the Note (and the Company shall release the Bank for the amount so assigned). The Bank may disclose information pertaining to the Company and its Subsidiaries to prospective assignees and participants.

     9.6. GIVING NOTICE. Except as otherwise permitted by Section 2.5 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or the Note shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

     9.7. WAIVER OF JURY TRIAL. THE COMPANY AND THE BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTE OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

     9.8. SETOFF. In addition to, and without limitation of, any rights of the Bank under applicable law, if the Company becomes insolvent, however evidenced, or any Default or Unmatured Default under Section 7.7 occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by the Bank to or for the credit or account of the Company may be offset and applied toward the payment of the Obligations owing to the Bank, whether or not the Obligations, or any part hereof, shall then be due.

     9.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     9.10 OTHER FINANCING. If at any time from and after the effective date of this Agreement, the Company or any Domestic Subsidiary shall enter into any trust indenture or other agreement for, relating to, or amending any terms or conditions applicable to any Indebtedness with any initial term of not less than 180-days incurred in connection with the domestic operations of the Company or such Domestic Subsidiary, in an amount equal to or in excess of $1,000,000, which includes covenants or defaults reasonably determined by the Bank to be more restrictive than those provided for in Section 6 and Section 7 of this Agreement, the Company shall promptly so advise the Bank. Thereupon, if the Bank shall request by notice to the Company, the Company or such Domestic Subsidiary, as the case may be, shall enter into an amendment to this Agreement providing for substantially the same such covenants and defaults as those provided for in such trust indenture or other agreement, mutatis mutandis, to the extent required and as may be selected by the Bank, such amendment to remain in effect for the entire duration of the term to maturity of such Indebtedness (to and including the date to which the same may be extended at the Company's or Subsidiary's option); provided, however, that if any such trust indenture or other agreement shall be modified, supplemented, amended or terminated so as to modify, amend or eliminate such trust indenture or other agreement or any such covenant, term, condition or default so made a part of this Agreement, then, the Company shall give the Bank prompt notice thereof and such modification, supplement or amendment shall operate to modify, amend or eliminate such covenants, term, condition or default as so made a part of this Agreement.

IN WITNESS WHEREOF, the Company and the Bank have executed this Agreement as of the date first above written.


                              BMC INDUSTRIES, INC.


                              By: /s/ Michael P. Hawks
                                 -------------------------------------------
                              Title:  TREASURER AND SECRETARY
                                    ----------------------------------------
                                             Two Appletree Square, Suite 400
                                             Minneapolis, Minnesota 55425

                              Attention:     Michael P. Hawks
                                             Treasurer and Secretary


                              NBD Bank, N.A.


                              By:  /s/ Patrick P. Skiles
                                 -------------------------------------------

                              Title:  VICE PRESIDENT
                                    ----------------------------------------
                                             611 Woodward Avenue
                                             Detroit,  Michigan  48226

                              Attention:
                                        ------------------------------------

                                   EXHIBIT "A"
                                      NOTE

$10,000,000                                                   September 30, 1994

     BMC Industries, Inc., a corporation (the "COMPANY"), promises to pay to the order of NBD Bank, N.A. (the "BANK") the lesser of the principal sum of Ten Million Dollars or the aggregate unpaid principal amount of all Loans made by the Bank to the Company pursuant to Section 2.1 of the Credit Agreement (this "AGREEMENT") hereinafter referred to, in immediately available funds at the main office of the Bank in Detroit, Michigan, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in this Agreement. The Company shall pay the Loans in full on the Revolving Credit Termination Date (as defined in this Agreement).

     The Bank shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

     This Note is the Note issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of September 30, 1994, between the Company and the Bank, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in this Agreement.


                              BMC INDUSTRIES, INC.


                              By: /s/ Michael P. Hawks
                                 -------------------------------------------